Exhibit 99.1

SB Financial Group

Q2 2018 Financial Results

Friday, July 20, 2018, 11:00 AM Eastern

CORPORATE PARTICIPANTS

Melissa Martin - Investor Relations

Mark Klein - Chairman, President, Chief Executive Officer

Tony Cosentino - Executive Vice President, Chief Financial Officer

Jon Gathman - Executive Vice President, Senior Lender

PRESENTATION

Operator

Good day, and welcome to the SB Financial second-quarter 2018 financial results conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation there will be an opportunity to ask questions. To ask a question you may press star, then one on a touchtone phone. To withdraw your question please press star, then two. Please note this event is being recorded.

I would now like to turn the conference over to Melissa Martin. Please go ahead.

Melissa Martin

Good morning, everyone. I would like to remind you this conference call is being broadcast live over the internet and will be archived and available on our website at www.yoursbfinancial.com under Investor Relations.

Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer. This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statement except as required by law after the date of this call. In addition to financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures. I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Melissa, and good morning, everyone. Nice to have you all with us. Welcome to our second-quarter 2018 webcast. Our comments this morning are supplemented by the earnings release that we filed yesterday.

Briefly, highlights for the quarter include net income, $3.1 million, a 34% improvement over the prior-year quarter, representing a return on average assets of 1.35% or a 23.9% increase. Diluted EPS for the quarter of $0.40 per share represented an 8% improvement over the prior-year quarter. Trailing 12 months EPS now stands at $1.82, a 26% improvement over the prior year of $1.44. Operating revenue expanded over $1.2 million, or 11%. Loan balances expanded over $46 million, or 6.4% from the linked quarter and nearly $102 million or 15.6% from the year ago quarter. Deposits likewise grew just slightly from the linked quarter, but nearly $46 million, or 6.5% from the year ago quarter.

Expenses and support were down from the linked quarter but up 9.9% from the prior year. Mortgage origination volume was up $51 million, or 87% from the linked quarter to $109.5 million and up nearly $12 million, or 12% from the year ago quarter. Asset quality, a common theme with our company, continued to be one of our competitive strengths. SBA loan volume, finally, slowed a bit from our strong first quarter, but we still originated nearly $1 million, and our activity reflects strength in each of our higher growth markets.

We continue on our steady course to deliver our five key strategic initiatives. We’ve discussed them every quarter. It’s all about the revenue diversity, organic growth to deliver scale and efficiency, a broader product set in not only new households, but existing ones as well, world-class operational excellence, and, of course, the top-tier asset quality that we’ve mentioned quarter after quarter.

And now a bit of expansion and color on each. First, revenue diversity. This quarter we delivered over 34% of our revenue from fee-based business line. It was down slightly from the linked quarter and a bit lower from our historical 40% level. Our results were also down 5% from the year ago quarter. Adjusting for the sale of DCM, which we completed on January 1 of this year and discussed earlier, fee income would be up 11% from the linked quarter and flat to the year ago quarter. This quarter saw a marked improvement in mortgage volume, as I mentioned, albeit a bit more of our variable-rate portfolio product. SBA lending was a bit slower this quarter, as I mentioned, although our year-to-date results of nearly $12 million in volume is clearly in line with our expectations through six months. Pipelines in both mortgage and SBA remain solid.

Despite limited housing inventory for sale in nearly all markets, a constraint we’ve discussed for several quarters now, coupled with marginally higher rates, our net mortgage banking revenue of $2.3 million was level with the year ago quarter. We managed to expand our servicing portfolio now to $1.03 billion, representing a growth over the prior-year quarter of nearly $80 million. This past quarter we generated $109 million in production, as I mentioned. Columbus generated the bulk of that volume at $62 million. Defiance, Northwest Ohio, and Northeast Indiana $28 million, and West Central Ohio Findlay produced another $19 million. We are using this business line as the key gateway to the household, and then deploying our retail staff to begin developing a much deeper relationship.

We have recently hired an additional mortgage lender in the Northeast Indiana market in addition to the two MLOs we added in the first quarter in our Columbus, Ohio market. We now have a total of 22 MLOs across our footprint with the near-term goal of 29 as we keep our sights set on our longer-term vision of $500 million in production per year in new and adjacent markets by 2020. Our SBA strategy continues to gain traction in an expanding economy. This quarter we sold nearly $1 million of our production for over $117,000 in loan sale gains. We now have business development officers in Columbus, Westlake, Greater Cleveland, and Toledo, and soon to be announced an additional BDO in Fort Wayne, Indiana.

Our incentive-based, production-driven model continues to move us closer to our strategic production level goal of $40 million loan volume and a top 100 ranking in the US by 2020 among banks that do SBA lending. With nearly $12 million in volume thus far this year, we are making meaningful progress and clearly executing on our plan. As of June 2018, we improved our ranking to 207 out of the 1692 banks in the US that have closed an SBA loan or the 88thpercentile. We will continue to refine our plan and the markets we serve to become that top 100 producer in the US by 2020.

As of June 30, 2018, we had total assets under our care in our wealth management division now of $408 million, 360 traditional assets and 47 million on the brokerage platform. As we expand our presence into new and existing markets we have developed more opportunities as our pipeline has strengthened to over $54 million. This progress now includes a wealth management presence in our newer Fort Wayne market with a seasoned investment advisor, Mr. Kameron Helmuth.

Our second initiative remains to add scale and improve efficiency. This quarter we expanded organic balance sheet growth and the operating revenue that accompanied it. In fact, all nine markets delivered net increases in loan growth this past quarter. Setting the pace for our company was the Columbus region that added $21.1 million, Defiance nearly $11 million, Toledo $6.5 million, and Fort Wayne $2.3 million. Decentralized, market-specific business models delivered by each of our strong regional leaders provides the inertia. Deposits also expended this quarter by $4.1 million from the linked quarter and up from the prior year by $45.6 million, or 6.4%. We now have treasury management professionals working with our commercial and small business lenders in each of our newer low-share growth markets to attract deposits. In addition, we have redeployed a number of our retail staff into every market now focused on small business lending and deposit gathering from our commercial and small business clients.

Third is our strategy to deliver greater scope. As we’ve discussed in prior quarters, onboarding and reboarding efforts by our retail staff continue to provide lift in not only our number of households, but of products and services as well. Households now over 29,000, increasing slightly from the linked quarter and 2.9% from the prior year. We also grew our products and services now to over 85,000, increasing 1.3% from the linked quarter and 3.8% from the prior year. We continue to improve and supplement our digital platform, which this quarter was highlighted by the revitalization of our bank website. Additionally, we saw a 23% improvement year over year increase in our number of mobile banking users, a trend that continues.

Operational excellence, the fourth key theme. At quarter end we reported a mortgage servicing portfolio of $1.03 billion, representing 7300 households. As we have discussed for many quarters, not only does this business line provide the entryway to the household, but also delivers that $2.5 million in reoccurring revenue annually along the way. We fully intend to leverage our presence and expertise in this space.

In November of last year, we hired a Chief Technology Innovation Officer, Ernesto Gaytan, who had spent the majority of his career at GE Capital. Under his leadership as a Six Sigma expert we have begun now, under his leadership, to realign our processes and improve key operational metrics to ensure we deliver a seamless, unique client experience at every touch.

Working interdependently to serve our clients and identify referral opportunities enable us to add value to our relationships. It’s part of our culture. As a result, this quarter our staff identified another 591 client needs that we referred to another business line. These referrals led to 352 solutions for nearly 26.5 million. Of those 352 referrals we closed, 175 resulted in home equity lines for over $5.1 million, and 105 referrals resulted in residential mortgage loans for $11.8 million. We are making every attempt to provide 100% of what the client needs and nothing of what they do not.

The fifth key initiative, asset quality. Nonperforming assets declined by $700,000 to just 0.34%. Total past-due loans now at 0.23%, and net charge-offs, just $25,000, or one basis point. Our reserve to nonperforming now stands at a robust 264%.

Before I turn the call over to Tony for additional comments and color, I’d like to comment on the capital raise that we completed in February, which added $1.6 million shares and $30 million in Tier 1 equity capital. Clearly this capital, along with strong earnings, has provided us a solid foundation of tangible common equity to both fund and support the robust organic balance sheet growth I just mentioned. The additional liquidity and sponsorship of our stock is evident in our increased stock price.

And now I’d like to ask Tony Cosentino to provide, Tony, some more details on our performance this past quarter.

Tony Cosentino

Thanks, Mark, and good morning, everyone. As Mark has previously highlighted, we had net income of $3.1 million, or $0.40 per diluted EPS for the quarter. That EPS of $0.40 was up $0.03, or 8% from the prior year and up $0.05, or 14% from the linked quarter. Of course, any comparative is impacted by the addition of the 1.67 million new common shares from February, as well as a reduction in our federal tax rate, coming down from 32.1% in 2017 to 18.4% currently.

So, some highlights for the quarter. Operating revenue up 10.9% from the prior year and up 6.1% from the linked quarter. Loan growth was up $101.7 million from June 2017, or 15.6%. Loan sales delivered gains of $2.2 million from mortgage, small business, and agriculture. Our mortgage volume of $109.5 million was 11.9% higher than in the second quarter of 2017. And lastly, as Mark indicated, we continue to reduce our nonperforming ratio, which is now down to 34 basis points.

As we break down further the second-quarter income statement, beginning with our margin, and despite the headwinds of a flattening yield curve, net interest income was up from the prior year by 21% and up 9.4% from the linked quarter. End of period loan balances from the prior year were up $102 million, an increase of 15.6%. Our average loan yield for the quarter of 4.97% increased by 46 basis points from the prior year. Overall, our earning asset yield was up 54 basis points to the prior year.

In addition to the balance sheet impact, the three rate increases have driven yields certainly higher. With 70% of our loans of a variable nature, we will continue to see higher loan yields on average, but not necessarily at the same pace that we are seeing an increase to our funding costs. On that funding side we continue to experience an increase in the cost of our interest-bearing liabilities, which came in at 80 basis points for the quarter, which was up 16 basis points from the prior year, and up nine basis points from the linked quarter. Net interest margin at 4.14% was up 41 basis points for the prior year and up from the linked quarter by 28 basis points. These variances were all due to the combination of somewhat higher deposit costs, significant loan growth, and fees from higher mortgage origination. Total interest expense costs have risen by nearly 30% from the prior year with that variance tied almost exclusively to increased volume and slightly rates as in the second half of the quarter.

Loan activity has influenced margin income from the prior year with total loan interest income of $9 million, up 24%, and clearly $102 million of increased loan balance is a key driver. We have a strong pipeline, but it is unlikely that we will repeat the $46 million of loan growth we realized this quarter going forward.

Total noninterest income of $4.2 million was down from the prior year, which reflects somewhat lower SBA gains and certainly the sale of our DCM business that occurred in the first quarter of this year. Fee income as a percentage of total revenue, still healthy at nearly 34%. For the quarter, as we indicated, mortgage originations of $109.5 million were up from the prior year by $11.7 million, or 11.9%, and were up $51 million, or 87% from the linked quarter. This quarter’s new purchase volume remained high at 95%. And in the quarter, we saw a measurable shift by our clients into variable-rate mortgages, which drove higher on balance sheet residential outstandings.

Total gains on the sale did come in at $2.1 million, which was 2.6% on our sold volume of $79 million. Our servicing portfolio of $1.03 billion provided revenue for the quarter of $636,000 and is on pace to deliver $2.5 million in total revenue in 2018. That servicing portfolio has increased by $80 million, or 8.2% from the prior year.

The market value of our mortgage servicing rights remained level this past quarter. Our calculated fair value of 121 basis points was up 15 basis points from the prior year and did result in a very slight $22,000 impairment. At June 30 those mortgage servicing rights were $10.6 million, up 15% from the second quarter of 2017 and up 4% from the linked quarter. Our total temporary impairment remaining is $81,000. Operating expenses this quarter of $8.6 million were up $0.8 million or 9.9% for the prior year, but compared to the linked quarter, expenses were down $50,000. On a year-to-date basis operating expenses were up 13%, reflecting the sale of DCM and the tax initiatives we discussed and distributed in the first quarter of 2018. However, operating leverage for both the quarter and year-to-date are positive.

Now as we turn to the balance sheet, total loan outstandings at June 30, 2018, stood at $753 million, which was 79.7% of the total assets of the company. We had growth of $101.7 million from the prior year and were up $46.1 million from the linked quarter. Compared to the prior year, our loan book grew in every category, led by commercial real estate with $54.2 million, followed by residential real estate of $35.6 million. On the deposit side we were up from the prior year by $45.5 million, a 6.4% growth rate, and up slightly from the linked quarter by $4.1 million, or 0.6%.

Deposit and funding costs continued to rise this past quarter. The rate on interest-bearing liabilities of 80 basis points is up 16 basis point or 25% from the prior year. Adding the impact of non-interest-bearing demand drops our total cost to 66 basis points, but also up 25%. We’ve offset these higher costs by moving our loan-to-deposit ratio up 6% to 100% as of June 30, 2018, but it is critical that we continue to match deposit growth with loan growth for profitability and liquidity requirements.

Looking at our capital position, we finished the quarter at $125.9 million, up $36.1 million, or 40.6% from June 30, 2017. We continue to be pleased with the added liquidity and sponsorship of our shares after the completion of our capital raise in February. The equity-to-asset ratio of 13.3% was also up significantly from the prior year.

Regarding asset quality, total nonperforming assets now stand at $3.2 million, or 0.34% of total assets. The total level of nonperforming assets is down $700,000 from the prior year and down $300,000 to the linked quarter. Included in our nonperforming asset total is $1.1 million in accruing restructured credits. These restructured loans, nearly all maturity extensions, elevate our nonperforming level by 12 basis points. And absent those restructed credits, our total nonperforming asset ratio would be just 22 basis points.

Provision expense for the quarter was 300,000, compared to 200,000 for the second quarter of 2017 and flat from the linked quarter. We did have loan losses in the quarter of just 25,000. Our absolute level of loan-loss allowance at 8.5 million is up from the prior year by 700,000, or 8.6%. Due to loan growth, that allowance for total loans percentage has declined from 1.2% at June 30, 2017, to 1.13% currently. This allowance level still places us at the median of our peer group, which certainly bodes well given our top quartile peer NPA ratio. And because of the reduction in nonperforming loans this quarter we now have NPL coverage with our allowance of 264%, well above our prior-year number.

In summary, a great quarter, and our year-to-date performance has been strong with net income of 5.6 million, up 29%. And when we look at our pretax pre-provision income number, on a year-to-date basis we are still up a strong 13% from the prior year-to-date. I’ll now turn the call back over to Mark.

Mark Klein

Thank you, Tony. It was a great quarter for our company, a strong one for our company on many fronts, double-digit profit improvement driven by topline revenue expansion of nearly 11%, representing, as Tony had mentioned, and I certainly mentioned, 100 million in organic balance sheet growth year over year, year over quarter. And more normalized level of residential real estate production at the 109 million, and of course that market-leading asset, quality. Clearly together the results reflect our deliberate commitment to grow and diversify our revenue as we add scale to improve our efficiency.

As we move into the second half of the year we remain optimistic that the earnings momentum we have seen in the first half will continue. That said, it will surely not come without added pressure, as Tony indicated on the liabilities side of the balance sheet that will most certainly affect our overall cost of funding. With our nearly 100% loan-to-deposit ratio we will be selective on our lending opportunities to optimize revenue and margin.

Finally, we remain steadfast on our focus to continue to deliver our stakeholders a high-performing company. We have strong regional leadership, insightful business line leaders serving geographically diverse markets in an economy that remains fairly resilient, albeit one that is entering one of the longest expansions of all time.

I’ll now turn the call back to Melissa for any questions from our investment community. Melissa?

Melissa Martin

Thank you, Mark. Operator, we’re now ready for our first question.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. To answer--to ask a question you may press star, then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

Melissa Martin

While we’re waiting for questions to assemble, I would like to remind you that today’s call will be accessible on our website at www.yoursbfinancial.com under Investor Relations.

Operator

The first question comes from--we have Brian Martin with Fig Partners. Please go ahead.

Brian Martin

Hi, good morning, guys.

Mark Klein

Good morning.

Brian Martin

Maybe I just wanted to start with if--maybe if Tony or Mark, I guess maybe Tony on the margin, if maybe you could just reconcile, Tony, just kind of the gap up in margin from first quarter to second quarter. I guess, you know, I mean certainly you’ve kind of outlined some of it. It seemed like mortgage fees were part of it, but just try and understand that, and then just in the context of your commentary about funding costs and kind of how you’re expecting them to continue to rise, just how to think about margin prospectively given Mark’s comments about trying to maximize profitability, but just reconciling on the margin and just kind of your outlook on how you’re thinking about it prospectively.

Tony Cosentino

Sure, happy to. This is Tony. Thanks, Brian, for the question. I would say it certainly was a bit of a unique quarter in that we had an oversized level of loan growth, 46 million, kind of 2 to 2.5 times a normal size quarterly level of loan growth. And I would also say the fact that we have not yet realized all of the funding increases that I think will be evident when we get to next quarter’s margin levels. I think these two factors certainly allowed our balance sheet to move to the 100% loan-to-deposit level, which we’ve traditionally been kind of mid to low 90s. I think that oversized a bit the impact on margin. And certainly, we can’t discount going up 51 million in mortgage loan originations from Q1 to Q2 had a significant impact on certainly loan fees that has a somewhat impact on our margin level. So, I would say those are the three factors that got us to kind of the higher level above four margin for Q2, and I think we would come back to maybe a more normalized type level as we look forward, because funding costs, certainly in the latter half of the quarter, we began to see those evident throughout our markets.

Mark Klein

Brian, this is Mark. Just one comment. Marginal cost of funding as we have seen is well into the 1 to 1.5, and so we’ve certainly been cognizant of that as we price loan demand. So, we’re going to be very prudent on the loan funding side to keep that net interest income expanding, albeit with a larger bottom line, maybe a bit of leakage on the ROA, but clearly improvement of net income as well as ROE. But it’s clearly moving up, and we’re on the forefront with 100% loan-to-deposit. So, we’re right in line of sight.

Brian Martin

Right. Okay, and just kind of the strategy on funding going forward, I guess are there--as far as how you fund this given the loan-to-deposit ratio and the critical nature to kind of match the loan growth with deposits, I mean what specifically, I guess maybe you mentioned a couple things in the call, but I guess what are you doing on the deposit side to accommodate that loan growth?

Mark Klein

Right. Great question, and clearly our conversations on funding loans is certainly more robust when it comes to the deposit side. Requiring those deposit accounts with loan funding is certainly the beginning. We also have restructured, as I mentioned, our entire retail network, which would place another eight individuals that would have been generally managing or overseeing those retail offices that now have been relegated to the next layer of management in those retail offices, which has allowed us to put those eight individuals literally every day on the street talking with existing commercial clients, existing small business clients, as well as prospective ones. So, we’ve clearly changed the game. We’ve clearly put the shoe on the other foot relative to the balance sheet, and we think we’re going to be able to move the needle and continue to expand the balance sheet and improve efficiency and scale. So that’s how we’re doing it, albeit, again, with some key products that right now we’re reaching out to our private client base and advising them of our new products that are currently at about the 1.85 level and bringing a larger portion of their deposits into that relationship with us. So, we’re using it not only to expand current relationships, but also establish some new ones.

Brian Martin

Gotcha. Okay, that’s helpful. And maybe just if one of you could just talk a little bit about the loan growth and kind of--I think you gave a little bit of color and maybe I missed it where geographically it came from, but I guess and then just have--based on what you saw this quarter but cognizant of the profitability you’re going to maximize or at least look to in the next couple quarters, I mean how we think about loan growth the balance of the year, just kind of longer-term, however you guys--however you can frame it a little bit, just what the pipeline looks like.

Mark Klein

Okay, thanks, Brian. Again, structurally we’re built for growth, as I’ve mentioned a number of times with all our-- Jon can make some comments here, but with our, Brian, 17 high-level individuals and very diverse geographic markets we expect that growth, and we’re going to have to look at alternative funding should the deposit machine slow down. But Jon, I know you field literally 90% of all those requests, either us or a loan committee, and I think we’re feeling pretty good about not only where we’ve come from and what we’ve done, but where we’re going.

Jon Gathman

I do. We began the year with a bit of a pivot and changed some of our weightings and incentives and different things more to a C&I growth model, not that we’re still not growing CRE, as Tony went through in the call, but we’ve seen some very nice C&I projects come on board here in ‘18 and in the pipeline here for the remainder of the year. The pipeline remains strong. We have a number of projects that are drawing up here in the second and third quarter. So again, it’s all about pivoting and looking at that loan growth a little more strategically. We have the benefit, as Mark said, of being structured for growth, to being a little bit more strategic about where we deploy our capital and our funding to get those deposits and those C&I credits that are going to tend to come with more concentrated in the deposit world.

Mark Klein

Brian, one follow-up comment is that, as you well know, three years ago we developed a specific, a focused SBA strategy, and the 40 million or so that we’ve done in SBA and sold off 75%, much like Freddie Mac loans, has certainly given us the ability to garner additional relationships, and marginally some higher-yielding variable-rate balances on our balance sheet. So that’s been a great addition to our product set and delivery channels throughout all of our market, and we intend to remain significantly relevant in that space.

Brian Martin

I gotcha. And the loan growth, at least on the residential side, which kind of led the quarter, I mean I guess is that--it sounds like some of the variable-rate loans on the mortgage side were kind of retained as opposed to being sold. I guess, is that a trend I guess you guys would expect to continue? Do you kind of cap out that kind of talking about how strategically what you want to grow? Does that change going forward, or just how to think about that component of the loan book relative to the others, which clearly you’re focused on?

Mark Klein

Thanks, Brian. Well, clearly we like the net interest margin that comes with putting those loans on the book, all be them variable. Tony and I talked about this earlier, that the mortgage machine that we have going, given the flatness of the yield curve, has driven some of those to the variable end of the curve, and we’ll be talking about how much we have in us relative to booking more of those given our 100% loan-to-deposit ratio. So, our private client group is very robust on that end, those half-million to million-dollar mortgage loans in some of our low-share high-growth metropolitan markets. So, it’s pulling us by inertia into that field, and we need to continue to consciously determine how it is we price that to make sure we get what we want. But we’ve enjoyed it so far. We like the relationship we gather as a result of that private client relationship, and, so far, we’ve been able to fund it, but we’re going to get more selectively, as I mentioned. Tony, you might have an additional comment.

Tony Cosentino

Yeah, I would just say to add onto that, we had historically been kind of a mid-80s to high-80s percentage of sale of our mortgage origination product, given the type of product we have and the relative slope of the yield curve. And really, this quarter and a little bit in Q1 we’ve seen a real dramatic shift of our clientele into the variable-rate product. And that profile of that client, certainly in this quarter, was much more private client oriented, medical professionals, very high-profile, the client that we like, and we don’t mind having that on our portfolio. Still residential real estate is still only mid-20s right now in terms of a percentage. So we’re not overly concerned, but certainly we don’t want to be a 100% residential real estate bank.

Brian Martin

Right. Okay, so you’re comfortable having it go a bit higher? Maybe you cap that at some point, but at least from where it’s at now there is still room to take it higher?

Mark Klein

Yes, it’s certainly on the agenda to continue to discuss, Brian. We’ve liked it, as I mentioned, so far, but I think a bit of conversation internally about that would certainly pay dividends and give us a more conscious approach to that particular delivery channel.

Brian Martin

Okay, perfect. And then, maybe if you can just give a little thought on the mortgage business and just kind of if anything’s changed with your outlook. I mean, I get the--Tony, if we think about that, how we think about what the production is versus kind of what you guys are selling into the secondary market, if it’s kind of shifted to that lower range, how we think about that going forward. And then just any commentary if there’s--it looked like the gain-on-sale margin was down a touch in the quarter from first to second quarter. Are we thinking differently about that as you go forward?

Mark Klein

Brian, just one comment. Yes, as I’ve mentioned for 10 years mortgage banking is something that we really like. We obviously have to get it right in the midst of regulatory reform, so we know that can give the best of banks angst at times, and it’s certainly something that we continue to have to deal with on an ongoing basis. But we love the opportunity to not only gather some noninterest income, but clearly that 7300 households that have like 1.5 to 1.6 service per household, we have a great opportunity to continue to expand our region, all of our markets, via that household with one, two, three, four services. So from my perspective where I sit, it’s a great business line that we’re going to lever through the retail network to gather more scale. As far as the gains, Tony’s done a great job with a couple other professionals in the organization to widen that margin and hedge, and I think, Tony, that’s evident in our take on each mortgage loan.

Tony Cosentino

Yes, I think that’s right, and I think, Brian, as we look forward in the mortgage business I think the end of ‘17 and Q1 was really an anomaly. It really was inventory-driven and some people just taking a breather on the market. Our pipeline is extremely strong as we sit here today. I would expect a similar result in Q3 that we’ve had in Q2, both in terms of level of origination roughly, as well as the level of sale volume. You know, we’re seeing that portfolio product be very strong and with the type of clientele that we’re getting be very strong in that private client arena.

Brian Martin

Okay, so I mean you think the 72%, I guess the sale versus origination this quarter, Tony, I mean keep it at a lower level, or you think it would tend to gravitate back up towards that, you know, you talked about historically that 80%-type of range, just so I understand kind of what you’re--at least how you’re thinking about it?

Tony Cosentino

Yes, I’d be surprised it would get back in the 80% level, certainly in the next couple of quarters based upon the--for the pipeline I’m seeing.

Mark Klein

Tony, and the yield curve. It’s driving people to the short end, Brian, as you well know, but yes, we’re going to continue to price consciously and make sure that we get what we want in light of the challenges we have on the other side of the balance sheet.

Brian Martin

Yes, okay, so this level we’re at today is kind of more realistic, give or take a little fluctuation. And then just kind of the gain on sale margin, Tony, I guess any--it’s kind of decreased--it’s similar to where it was a year ago. It’s down linked quarter. Just kind of in this broad range, is this kind of a--I guess you feel like that’s at least going to hold in there or that’s holding in there pretty good? No big changes?

Tony Cosentino

Yes, no, I would not say that we’ll have a significant change from where we are in that kind of mid-2.5 to 2.75-type range would be that level.

Brian Martin

Okay. Fair enough. Okay, and I guess just from an SBA standpoint, I guess like you said, a little bit of a downtick this quarter. Just how are you thinking? How does that pipeline look? And I mean I’ve heard from at least one other bank that we’re seeing more customers do that in the traditional market as opposed to taking the guarantee on this. Are you guys seeing any change in, I guess competition in that market? Or just how does your pipeline look? Or any commentary you can offer on that?

Jon Gathman

No. This is Jon. No, our pipeline remains very, very strong. I think the second quarter to first quarter comparison is more a function of the outstanding first quarter we had. The second quarter was down a bit, but the pipeline there is very, very strong. We have a couple large SBA. We have one USDA loan in there that falls into that same category. So I’m optimistic about the third quarter and the pipeline moving forward. We have not changed our strategy. We continue--to answer your question, we don’t see any pressure necessarily to change those loans to the portfolio. I mean, we’ve targeted a specific market in that SBA, and it tends to be business acquisition developments, doctors, professionals, and that market remains as it was. We have key business development officers. In fact, we continue to deploy, as Mark said earlier, new in Toledo and soon to be in Fort Wayne that we really think will drive that to a higher level here in remainder of 2018 and ‘19.

Mark Klein

Yes, Brian, just one comment. All things being constant, you know given all the calls we make with our 17+ individuals that are making probably 200 calls a month where we would have, again, certainly not a new approach, but where we might have walked away from a credit that needed some help, such as an SBA-guaranteed, now we have that opportunity to keep that client with us, expand that relationship, and make some great fee-based income that, as we’ve always said, is going to supplement the mortgage business line as rates increase marginally. So we feel we’ve got both ends of the curve covered, and we really like our prospects in that SBA space, particularly with our deployed BDOs who do nothing but SBA lending. We think we have the model right. We think we’ve got the markets, and we certainly are supportive of a 3+ GDP that is expanding our opportunities.

Brian Martin

All right, and did you guys--did I miss it, or did you guys say that you also added someone or you’re looking to add someone this quarter? I guess did I miss that?

Tony Cosentino

We added somebody in Toledo in the second quarter, and we’re tentatively adding somebody that’s accepted but hasn’t yet joined us here in the third quarter in Fort Wayne.

Brian Martin

Fort Wayne. Okay, all right, that’s good. All right, and then just one question back to the margin. Just the variable-rate component of the loan portfolio. I mean, what amount of the loan book is repricing today with rate increases or pretty closely thereafter with the rate increases?

Tony Cosentino

Well yes, I’d say a couple things there. You know, we’re about 70:30 variable to fixed in terms of the entire portfolio. Now again, that doesn’t necessarily mean that’s going to reprice every time. We’re about a 250,000 to 300,000 on every Fed rate rise on 25 basis points roughly right now. That gets wider as you get further away because we certainly do have floors that people get away from. So I would say, you know, we’re probably 40% of our portfolio is probably an immediate reaction to any kind of rate rise, whether that be LIBOR-based or prime-based.

Brian Martin

Yes, okay. That’s what I heard. I thought you said 75%, but I know like you said not all of it moves right away, so okay. Maybe just the last one or two for me was just on the expenses. It looked like things were pretty clean this quarter. Anything unusual in the expense line, I mean, outside of the volatility that goes with the mortgage unit a pretty clean quarter on the expense side would you guys characterize? And just how you’re thinking about the outlook there. Are you still making investments in the franchise to kind of keep that rate or that expense run rate kind of tending to trickle up a bit?

Mark Klein

Well, again, from our new found--as we reported the first quarter of the year--with our newfound tax initiative incentives we have borne some additional expenses from some of our staff. As everyone would certainly contend, the market, the employment market has continued to tighten. That has begged some additional increases and some incentive components that we’ve continued to realize. Be that as it may, our expenses are clearly up, but we keep a keen eye on that operating leverage that was still positive this last quarter, and we clearly have a lot of room to run, as I mentioned last quarter, Brian.

When you look at our 30 million to 35 million average portfolio of our commercial person, with the number of people we have on staff, we are clearly poised for continued rise in improvement in our efficiency as those portfolios expand. Now again, we sell off those SBA, but those are real-time gains that we like, and then, when we build the balance sheet, we’ve got certainly a lot more room to run on that net interest income. So, they’re up, but all those trades we have made in the last 5+ years have been good trades, and we contend that through those fee-based business lines they’re continuing to provide us initial profitability and initial inertia that’s going to take us to a higher level.

Brian Martin

Yes, okay. That’s helpful. And maybe just any update, if there is any, on just the--you talked about the capital and the benefit as far as M&A goes, and just how you are thinking about that as you go forward. I guess it seems like there’s opportunities in your market. You’ve got the capital now, better currency, and I guess just kind of wondering how things are trending there. Are there discussions? Or it just seems like they’ve--I guess some color on that.

Mark Klein

Well, as we’ve certainly seen, certainly a strengthening in our currency, which is giving us opportunities to have those discussions. That said, we need to close our 2018 compliance examination. We have some issues that we’re currently discussing with our regulators that we certainly expect a timely resolution to. But that said, we don’t have anything on the platter that it’s imminent. But we have had those conversations, and we continue to rank opportunities that would fit not only geographically for us, but fit nicely from a balance sheet perspective. That would certainly help our 100% loan-to-deposit. So those deposit-rich entities that have their own challenges, because obviously they’re deposit-rich because they haven’t grown the other side of the balance sheet, would fit nicely with our company. So, we continue to have those conversations. We continue to use our capital judiciously. Organic growth, we think, is very wise for all of our stakeholders, but certainly we keep a keen eye on the opportunities that are out there on the M&A side.

Brian Martin

Yes, okay. And the tax rate, I guess no change to kind of--it looks like it’s been a bit lower than kind of at least I was thinking. I mean is a--do you expect that to kind of trend a bit higher from kind of the current level? I think it was around 18% this quarter, kind of blended rate for the year of let’s call it 18.5. Just as you think about that going forward does it trend a bit higher from the current level, or is this level pretty sustainable?

Tony Cosentino

Hi, Brian. This is Tony again. Yes, we had a couple of some stock compensation items, as well as some tax-free investments that were a bit higher this quarter. I would tend to be more comfortable with a tax rate going forward the high 19s-type level.

Brian Martin

High 19s, okay. All right, and I think that’s it, guys. I appreciate you taking all the questions, and I’ll step back if there is someone else that has one.

Mark Klein

Thanks, Brian. Nice to chat with you.

Tony Cosentino

See you, Brian.

Operator

Again, if you have a question please press star, then one. This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Klein for any closing remarks. Please go ahead.

CONCLUSION

Mark Klein

Once again, thank you all for joining. We’re proud of the results we’ve delivered. We thank you for your confidence in what we’re attempting to accomplish here at SB Financial, and we certainly look forward to chatting with you again in October for the third-quarter results of 2018. Thanks for joining, and have a great day.

Tony Cosentino

Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.